Exhibit 99.01

                                                                CITIGROUP [LOGO]

PUBLIC INFORMATION

For immediate release
Citigroup Inc. [NYSE symbol: CCI]
November 1, 1998


           Citigroup announces integration of its corporate business, With Michael A. Carpenter and Victor J. Menezes as Co-Chief Executives

                 Deryck Maughan becomes Citigroup Vice Chairman

                      Jamie Dimon annnounces plans to leave

      New York -- Citigroup Inc. today announced that it is integrating the activities of its Salomon Smith Barney unit and the corporate banking activities of Citibank to form the world's strongest combined global investment and corporate bank. The combined entity will be headed by Michael A. Carpenter and Victor J. Menezes, reporting to John S. Reed and Sanford I. Weill.

      Deryck C. Maughan will become a Vice Chairman of Citigroup, reporting to Mr. Weill and Mr. Reed. He will have responsibility for advising on the development and implementation of Citigroup strategy, including the integration of the investment and corporate banking client relationships worldwide and the group's overall activities in Japan.

      Jamie Dimon, who had been President of Citigroup and Chairman and Co-Chief Executive Officer of Salomon Smith Barney, announced his decision to leave the company.

 ......

      In a joint statement, Mr. Reed and Mr. Weill said:

"Today we are integrating the activities of Salomon Smith Barney and Citibank corporate banking and have named Mike Carpenter and Victor Menezes to lead the combined operation, the world's strongest integrated global investment and corporate bank.

 .....

"As Co-Chief Executives jointly heading the integrated customer and product organizations, Mike and Victor will for efficiency have areas of primary oversight. Victor will have primary responsibility for Global Relationship customers and the Emerging Markets, as well as the transaction banking platform, including cash management, trade products and worldwide securities services. Mike will have primary responsibility for the Salomon Smith Barney Private Client activities, as well as investment banking and the capital markets product platform, including equities, fixed income, foreign exchange and derivatives.

"The corporate business, with annual revenues of approximately $20 billion, has built a product and customer franchise across the globe that has earned the respect of customers and competitors alike. Its 1998 third quarter was very disappointing, but with a clear priority to focus its activities in response to the changed market and outlook, the business is committed to deliver solid shareholder value in 1999 and beyond."

 .....

      Citigroup Inc., which was formed by the merger of Citicorp and Travelers Group Inc. on October 8, 1998, provides a broad array of financial products and services to 100 million consumer and corporate customers through operations in 100 countries.

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                                    Dick Howe        (212) 559-9425

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